CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference into the Proxy Statement and Prospectus (the Proxy/Prospectus) constituting part of this Registration Statement on Form N–14 (the Registration Statement) of Fidelity Hereford Street Trust: Fidelity Government Money Market Fund, of our report dated June 10, 2014, on the financial statements and financial highlights included in the April 30, 2014 Annual Report to Shareholders of Fidelity Hereford Street Trust: Fidelity Government Money Market Fund.

We also hereby consent to the incorporation by reference into the Proxy/Prospectus constituting part of this Registration Statement of Fidelity Phillips Street Trust: Fidelity U.S. Government Reserves, of our report dated January 13, 2015, on the financial statements and financial highlights included in the November 30, 2014 Annual Report to Shareholders of Fidelity Phillips Street Trust: Fidelity U.S. Government Reserves.

We further consent to the references to our Firm under the headings “Independent Registered Public Accounting Firms”, “Financial Highlights and other information about the Funds”, “Experts”, “Form of Agreement and Plan of Reorganization of U.S. Government Reserves (Proposal 2)” and “Appendix C Fees and Services of the Independent Registered Public Accounting Firm (Proposal 1)” in the Proxy/Prospectus and to the references to our Firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information for Fidelity Hereford Street Trust: Fidelity Government Money Market Fund and Fidelity Phillips Street Trust: Fidelity U.S. Government Reserves, dated June 28, 2014 and January 29, 2015, respectively, which are also incorporated by reference into the Proxy/Prospectus.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Boston, Massachusetts
January 28, 2015